EXHIBIT 10.2

INFORMATION IN THIS EXHIBIT IDENTIFIED BY THE MARK “[***]” IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

FIFTH AMENDMENT TO THE
RECEIVABLES FINANCING AGREEMENT

This FIFTH AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of March 27, 2020, is entered into by and among the following parties:

(i)	CONSOL FUNDING LLC, as Borrower;

(ii)	CONSOL PENNSYLVANIA COAL COMPANY LLC, as initial Servicer; and

(iii)	PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Lender, LC Bank and Administrative Agent.
Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.
BACKGROUND
A.    The parties hereto have entered into a Receivables Financing Agreement, dated as of November 30, 2017 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Financing Agreement”).
B.    Concurrently herewith, the Borrower, the Servicer, PNC and PNC Capital Markets LLC are entering into an Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”).
C.    The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.
NOW, THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:
SECTION 1.Amendments to the Receivables Financing Agreement. The Receivables Financing Agreement is hereby amended as shown on the marked pages set forth on Exhibit A hereto.

SECTION 2.Representations and Warranties of the Borrower and Servicer. The Borrower and the Servicer hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a)Representations and Warranties. The representations and warranties made by it in the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party are true and correct as of the date hereof.

(b)Enforceability. The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction

Documents to which it is a party are (assuming due authorization and execution by the other parties thereto) its valid and legally binding obligations, enforceable in accordance with its terms, except (x) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time in effect relating to creditors’ rights, and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)No Event of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing, or would occur as a result of this Amendment or the transactions contemplated hereby.

SECTION 3.Effect of Amendment; Ratification. All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein. The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4.Effectiveness. This Amendment shall become effective as of the date hereof upon the Administrative Agent’s receipt of:

(a)counterparts to this Amendment executed by each of the parties hereto; and

(b)counterparts to the Fee Letter executed by each of the parties thereto and confirmation that the “Amendment Fee” owing thereunder has been paid in full in accordance with the terms of the Fee Letter.

SECTION 5.Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 7.Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 8.GOVERNING LAW AND JURISDICTION.

(a)THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

(b)EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9.Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

CONSOL FUNDING LLC By: /s/ Christopher C. Jones Name: Christopher C. Jones Title: Vice President

CONSOL PENNSYLVANIA COAL COMPANY LLC as the Servicer By: /s/ Steven T. Aspinall Name: Steven T. Aspinall Title: Treasurer

CONSOL FUNDING LLC By: /s/ Christopher C. Jones Name: Christopher C. Jones Title: Vice President

CONSOL PENNSYLVANIA COAL COMPANY LLC as the Servicer By: /s/ Steven T. Aspinall Name: Steven T. Aspinall Title: Treasurer

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Michael Brown Name: Michael Brown Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as the LC Bank By: /s/ Michael Brown Name: Michael Brown Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ Michael Brown Name: Michael Brown Title: Senior Vice President

EXHIBIT A
(Attached)

EXHIBIT A TO ~~FOURTH~~FIFTH AMENDMENT, dated ~~8/30/18~~March 27, 2020

RECEIVABLES FINANCING AGREEMENT

Dated as of November 30, 2017

by and among

CONSOL FUNDING LLC,
as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Lenders,

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

CONSOL PENNSYLVANIA COAL COMPANY LLC,
as initial Servicer,

and

PNC CAPITAL MARKETS LLC, as Structuring Agent

TABLE OF CONTENTS
(continued)

ARTICLE I	DEFINITIONS 1

SECTION 1.01.	Certain Defined Terms 1

SECTION 1.02.	Other Interpretative Matters 24

ARTICLE II	TERMS OF THE LOANS 25

SECTION 2.01.	Loan Facility 25

SECTION 2.02.	Making Loans; Repayment of Loans 25

SECTION 2.03.	Interest and Fees 26

SECTION 2.04.	Records of Loans and Participation Advances 27

ARTICLE III	LETTER OF CREDIT FACILITY 27

SECTION 3.01.	Letters of Credit 27

SECTION 3.02.	Issuance of Letters of Credit; Participations 27

SECTION 3.03.	Requirements For Issuance of Letters of Credit 29

SECTION 3.04.	Disbursements, Reimbursement 29

SECTION 3.05.	Repayment of Participation Advances 29

SECTION 3.06.	Documentation; Documentary and Processing Charges 30

SECTION 3.07.	Determination to Honor Drawing Request 30

SECTION 3.08.	Nature of Participation and Reimbursement Obligations 31

SECTION 3.09.	Indemnity 32

SECTION 3.10.	Liability for Acts and Omissions 32

ARTICLE IV	SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS 34

SECTION 4.01.	Settlement Procedures 34

SECTION 4.02.	Payments and Computations, Etc 37

ARTICLE V	INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST 37

SECTION 5.01.	Increased Costs 37

SECTION 5.02.	[Reserved] 38

SECTION 5.03.	Taxes 38

SECTION 5.04.	Inability to Determine LMIR; Change in Legality 42

SECTION 5.05.	Security Interest 43

required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.
“Assumption Agreement” has the meaning set forth in Section 14.03(h).
“Attorney Costs” means all reasonable and documented fees, costs, expenses and disbursements of any external counsel.
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:
(a)    the rate of interest in effect for such day as publicly announced from time to time by the Lender or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Lender or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and
(b)    0.50% per annum above the latest ~~Federal Funds~~Overnight Bank Funding Rate.
“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “Person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “Person” will be deemed to have beneficial ownership of all securities that such “Person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.
“Borrower” has the meaning specified in the preamble to this Agreement.
“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).
“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).
“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Lender’s obligation to make Loans, make Participation Advances and/or issue Letters of Credit hereunder in accordance with this Agreement.

“Concentration Percentage” means, (i) for any Group A Obligor, 20%, (ii) for any Group B Obligor, 16%, (iii) for any Group C Obligor, 10% and (iv) for any Group D Obligor, 6%; provided, however, that the Administrative Agent (with the prior written consent of each Lender) may approve higher “Concentration Percentages” for selected Obligors.
“Concentration Reserve” means, at any time, the product of (a) the Net Receivables Pool Balance at such time, multiplied by (b) the Concentration Reserve Percentage.
“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the two (2) largest Obligor Percentage of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors.
“[***] Receivable” means any Receivable the Obligor of which is [***] or any Affiliate thereof.
“[***] Receivables Ineligibility Period” means the period (i) beginning on the date so designated by the Administrative Agent, in consultation with Consol, to the Servicer on five (5) Business Days’ written notice and (ii) ending on the date, if any, so designated by the Administrative Agent in consultation with Consol.
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“Covered Entity” means (a) each of Borrower, the Servicer, each Originator, Sub-Originator, the Parent and each of Parent’s Subsidiaries and (b) each Person that, directly or indirectly, is an Affiliate of a Person described in clause (a) above.
“Credit Agreement Collateral Agent” means PNC Bank, National Association, as collateral agent under the Revolving Credit Agreement.
“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators and Sub-Originator in effect on the Closing Date and described in Exhibit F, as modified in compliance with this Agreement.
“Credit Extension” means the making of any Loan or the issuance of any Letter of Credit or any modification, extension or renewal of any Letter of Credit.
“Credit Party” means each Lender, the LC Bank and the Administrative Agent.
(l)     that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;

(m)    in which the Borrower owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any

Governmental Authority) and that payments thereon are free and clear of any withholding or other Tax;

(n)    for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(o)    that (x) constitutes an “account” or “general intangible” (as defined in the UCC), and (y) is not evidenced by instruments or chattel paper;

(p)    that is neither a Defaulted Receivable nor a Delinquent Receivable;

(q)    for which no Originator, Sub-Originator, the Borrower, the Parent or the Servicer has established any offset or netting arrangements with the related Obligor in connection with the ordinary course of payment of such Receivable;

(r)    that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator or Sub-Originator thereof or by the Borrower and the related goods or merchandise shall have been shipped and/or services performed;

(s)    that either (i) has been billed or invoiced or (ii) is an Eligible Unbilled Receivable;

(t)    that represents amounts that have been recognized as revenue by the related Originator or Sub-Originator in accordance with GAAP;

(u)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(v)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods; ~~and~~

(w)    that is not a MINER Receivable;

(x)    that if an [***] Receivable, an [***] Receivables Ineligibility Period is not then continuing;

(y)    that if a [***] Receivable, a [***] Receivables Ineligibility Period is not then continuing; and

(z)    that if a [***] Receivable, a [***] Receivables Ineligibility Period is not then continuing.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable for which the related coal has been shipped to the Obligor thereof within the last 60 days.

“Equity Interests” of any Person shall mean (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” shall mean, at any relevant time, any trade or business (whether or not incorporated) under common control with the Borrower, the Sub-Originator or an Originator within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates from a Multiemployer Plan or notification to the Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or experienced a mass withdrawal within the meaning of Section 4219 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, respectively; (e) the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates is informed that any Multiemployer Plan to which Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates contributes is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA or (i) the failure by the Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan or a failure by the Borrower, the Sub-Originator, any Originator, or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.
“Excess Concentration” means the sum of the following amounts, without duplication:

(a)The excess (if any), calculated for each Obligor, of (i) aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(b)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have not been billed or invoiced for greater than thirty (30) days but less than sixty-one (61) days, over (ii) the product of (x) 5.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(c)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(d)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors that are organized in or that have a head office (domicile), registered office, and chief executive office located in any country that does not have a long-term foreign currency rating of at least “A” by S&P and “A2” by Moody’s, over (ii) the product of (x) 2.5%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

provided that, at any time during an Elevated Leverage Period, the Administrative Agent may in its sole discretion, upon ten (10) days’ notice to the Borrower, reduce (including to zero) any percentage threshold set forth in clauses (c) and (d) above. In the event that any other Obligor is or becomes an Affiliate of another Obligor, the “Excess Concentration” (and any component thereof) shall be calculated as if such Obligors were a single Obligor.
“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.
“Excluded Receivable” means any Receivable (without giving effect to the proviso to the definition thereof) that arises cola mined from the Itmann mine in Wyoming County, West Virginia unless and until such time as the Administrative Agent confirms in writing to the Servicer that it has received evidence of the filing of a UCC financing statement covering as-extracted collateral and a related opinion of counsel, each in form and substance satisfactory to the Administrative Agent, and such other instruments or certificates as it may reasonably request.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Credit Party or required to be withheld or deducted from a payment to a Credit Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Sections 5.03(f), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Limit” means $100,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the sum of the Aggregate Capital plus the LC Participation Amount.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
~~“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.~~
“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.
“[***] Receivable” means any Receivable the Obligor of which is [***] or any Affiliate thereof.
“[***] Receivables Ineligibility Period” means the period (i) beginning on the date so designated by the Administrative Agent, in consultation with Consol, to the Servicer on five (5) Business Days’ written notice and (ii) ending on the date, if any, so designated by the Administrative Agent in consultation with Consol.
“LC Bank” has the meaning set forth in the preamble to this Agreement.
“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrative Agent (for the benefit of the LC Bank and the Lenders), or such other account as may be so designated as such by the Administrative Agent.
“LC Fee Expectation” has the meaning set forth in Section 3.05(c).
“LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.
“LC Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent, the LC Bank and the Lenders pursuant to Section 3.02(a).
“LCR Security” means any commercial paper or security (other than equity securities issued to Consol or any Originator that is a consolidated subsidiary of Consol under generally accepted accounting principles)

within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197. 61440 et seq. (October 10, 2014).
“Lenders” means PNC and each other Person that becomes a party to this Agreement in the capacity of a “Lender”.
“Letter of Credit” means any stand-by letter of credit issued by the LC Bank at the request of the Borrower pursuant to this Agreement.
“Letter of Credit Application” has the meaning set forth in Section 3.02(a).
“Lien” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“LMIR” means for any day during any Interest Period, the interest rate per annum determined by the applicable Lender (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for Dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:
One-month Eurodollar rate for Dollars
shown on Bloomberg US0001M Screen
or appropriate successor
LMIR     =
1.00 - Euro-Rate Reserve Percentage
LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. Notwithstanding the foregoing, if LMIR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Loan” means any loan made by a Lender pursuant to Section 2.02.
“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 2.02(a).
“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the sum of (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the six (6) most recent Fiscal Months, plus (ii) the product of (x) 5% by (y) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) originated by the Originators during the seventh (7th) most recent Fiscal Month; by (b) the Net Receivables Pool Balance as of such date.
“Loss Reserve” means, on any day, an amount equal to: (a) the Net Receivables Pool Balance at such time, multiplied by (b) the Loss Reserve Percentage on such day~~.~~; provided, that (i) [***] Receivables shall be excluded from each component of the calculations used to determine the Loss Reserve at any time during an [***] Receivables Ineligibility Period, (ii) [***] Receivables shall be excluded from each component of the calculations used to determine the Loss Reserve at any time during a [***] Receivables Ineligibility Period and (iii) [***] Receivables shall be excluded from each component of the calculations used to determine the Loss Reserve at any time during a [***] Receivables Ineligibility Period.
“Loss Reserve Percentage” means, at any time of determination, the product of (a) 2.50, times (b) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (c) the Loss Horizon Ratio.
“Majority Lenders” means one or more Lenders representing more than 50% of the aggregate Commitments of all Lenders (or, if the Commitments have been terminated, have Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders); provided, however, that in no event shall the Majority Lenders include fewer than two (2) Lenders at any time when there are two (2) or more Lenders.
“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Borrower, the Servicer, the Originators and the Sub-Originator, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:
(a)    the assets, operations, business or financial condition of such Person;
(b)    the ability of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party;
(c)    the validity or enforceability of this Agreement or any other Transaction Document to which such Person is a party, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables;
(d)    the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Collateral; or
(e)    the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.
“Mined Properties” has the meaning set forth in the Purchase and Sale Agreement.
“MINER Receivable” means a Receivable that arises out of a contractual obligation to reimburse an Originator’s estimated cost incurred in connection with the Mine Improvement and New Emergency Response Act of 2006 (MINER Act) or any related or similar legislation or regulation.

“Minimum Dilution Reserve” means, on any day, the amount equal to (a) Net Receivables Pool Balance at such time, multiplied by (b) the Minimum Dilution Reserve Percentage.
“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).
“Other Taxes” means any and all present or future stamp or documentary Taxes or any other Taxes arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment pursuant to Section 14.03(a).
“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.
“Parent” means CONSOL Energy Inc. (f/k/a CONSOL Mining Corporation), a Delaware corporation.
“Parent Group” has the meaning set forth in Section 8.03(c).
“Participant” has the meaning set forth in Section 14.03(d).
“Participant Register” has the meaning set forth in Section 14.03(e).
“Participation Advance” has the meaning set forth in Section 3.04(b).
“PATRIOT Act” has the meaning set forth in Section 14.15.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pro Rata LC Share” shall mean, as to any Lender, a fraction, the numerator of which equals the Commitment of such Lender at such time and the denominator of which equals the aggregate of the Commitments of all Lenders at such time. For purposes of this definition, no Commitment shall be deemed to have been reduced or terminated solely due to the occurrence of the Termination Date.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Purchase and Sale Termination Event” means a “Purchase and Sale Termination Event” under any Sale Agreement.
“Purchase and Sale Termination Date” has the meaning set forth in the Purchase and Sale Agreement.
“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator, the Sub-Originator or the Borrower (as assignee of an Originator or the Sub-Originator), whether constituting an account, as-extracted collateral, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto; provided that no “Excluded Receivable” shall be a Receivable. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Purchase and Sale Agreement prior to the Termination Date.
“Register” has the meaning set forth in Section 14.03(b).
“Reimbursement Obligation” has the meaning set forth in Section 3.04(a).
“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.
“Related Security” means, with respect to any Receivable:
(a)    all of the Borrower’s, the Sub-Originator’s and each Originator’s interest in any goods (including returned goods), and documents of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable;
http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.
“Sanctions Law” means any laws or regulations pertaining to international trade and financing, imports, exports, reexports, embargos or any other provision or receipt of goods and services, including without limitation, the various sanctions programs administered by OFAC or the U.S. Department of State.
“Sanctioned Person” (i) A Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at: http://www.treasury.gov/resource-center/sanctions/SDN List/Pages/default.aspx, or as otherwise published from time to time, (ii) (ii) any Person located, operating, organized, or resident in a Sanctioned Country, (iii) any Person 50 percent or more owned or otherwise controlled by the foregoing, or (iv) any Person listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law or Sanctions Law.
“Scheduled Termination Date” means ~~August 30, 2021.~~March 27, 2023.
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.
“Second Lien Collateral Trustee” means UMB Bank, N.A., in its capacity as collateral agent for the holders of second lien notes issued on November 13, 2017, by the Parent.
“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.
“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.
“Servicer” has the meaning set forth in the preamble to this Agreement.
“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).
“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).
“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.
“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.
“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of
“Threshold Amount” means (a) with respect to the Borrower, $17,775, and (b) with respect any other Person, $35,000,000.
“Total Reserves” means, at any time of determination, an amount equal to the sum of: (a) the Yield Reserve, plus (b) the greater of (i) the sum of (x) the Loss Reserve, plus (y) the Dilution Reserve and (ii) the sum of (x) the Minimum Dilution Reserve plus (y) the Concentration Reserve.
“Transaction Documents” means this Agreement, each Sale Agreement, the Account Control Agreements, the Fee Letter, each Subordinated Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.
“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Voting Stock” of a Person shall mean all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
“Weekly Report” has the meaning set forth in Section 8.01(c)(iii) to the Agreement.
“Withholding Agent” means the Borrower, the Servicer and the Administrative Agent.
“[***] Receivable” means any Receivable the Obligor of which is [***] or any Affiliate thereof.
“[***] Receivables Ineligibility Period” means the period (i) beginning on either (x) the date so designated by the Administrative Agent to the Servicer on five (5) Business Days’ written notice or (y) beginning on the date determined in accordance with Section 10.01(f) upon the Servicer’s designation of an [***] Receivables Ineligibility Period; provided, that no such date shall be designated by the Administrative Agent if less than 25% of the [***] Receivables are Delinquent Receivables at such time (based on Outstanding Balance) and (ii) ending on the date, if any, so designated by the Administrative Agent in consultation with Consol.
“Yield Reserve” means, at any time, the product of (a) the Net Receivables Pool Balance at such time, multiplied by (b) the Yield Reserve Percentage.
“Yield Reserve Percentage” means at any time of determination:
1.50 x DSO x (BR + SFR)
360
where:
BR    =    the Base Rate;
DSO    =    the Days’ Sales Outstanding for the most recently ended                         Fiscal Month; and
SFR    =    the Servicing Fee Rate.
SECTION 1.02 Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New

York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the
Letter of Credit and the Borrower shall not have reimbursed such amount in full to the LC Bank pursuant to Section 3.04(a), each Lender shall be obligated to make Participation advances with respect to such Letter of Credit in accordance with Section 3.04(b).
SECTION 3.03. Requirements For Issuance of Letters of Credit. The Borrower shall authorize and direct the LC Bank to name the Borrower, an Originator, the Sub-Originator or an Affiliate of an Originator or the Sub-Originator as the “Applicant” or “Account Party” of each Letter of Credit.
SECTION 3.04. Disbursements, Reimbursement.
(a)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrative Agent and the Borrower of such request. The Borrower shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to noon (New York City time), on the next Business Day following each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. Such Reimbursement Obligation shall be satisfied by the Borrower (i) first, by the remittance by the Administrative Agent to the LC Bank of any available amounts then on deposit in the LC Collateral Account and (ii) second, by the remittance by or on behalf of the Borrower to the LC Bank of any other funds of the Borrower then available for disbursement. In the event the Borrower fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by noon (New York City time) on the next Business Day following the Drawing Date (including because the conditions precedent to a Loan requested by the Borrower pursuant to Section 2.01 shall not have been satisfied), the LC Bank will promptly notify each Lender thereof. Any notice given by the LC Bank pursuant to this Section may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.
(b)    Each Lender shall upon any notice pursuant to clause (a) above make available to the LC Bank an amount in immediately available funds equal to its Pro Rata LC Share of the amount of the drawing (a “Participation Advance”), whereupon the Lenders shall each be deemed to have made a Loan to the Borrower in that amount. If any Lender so notified fails to make available to the LC Bank the amount of such Lender’s Pro Rata LC Share of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the ~~Federal Funds~~Overnight Bank Funding Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The LC Bank will promptly give notice to each Lender of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this clause (b). Each Lender’s obligation to make Participation Advances shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Credit Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.
SECTJON 3.05. Repayment of Participation Advances.
(a)    Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Borrower (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any Lender has made a Participation Advance to the LC Bank or (ii) in payment of Interest on the Loans made or deemed to have been made in connection with any such draw, the LC Bank will pay to each Lender, ratably (based on the outstanding drawn amounts funded by each such Lender in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any Lender.
(b)    If the LC Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the LC Bank pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Lender shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Pro Rata LC Share of any amounts so returned by the LC Bank plus interest at the ~~Federal Funds~~Overnight Bank Funding Rate, from the date the payment was first made to such Lender through, but not including, the date the payment is returned by such Lender.
(c)    If any Letters of Credit are outstanding and undrawn on the Termination Date, the LC Collateral Account shall be funded from Collections (or, in the Borrower’s sole discretion, by other funds available to the Borrower) in an amount equal to the aggregate undrawn face amount of such Letters of Credit plus all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the LC Bank, the “LC Fee Expectation”).
SECTION 3.06. Documentation; Documentary and Processing Charges. The Borrower agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Borrower and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. The LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. In addition to any other fees or expenses owing under the Fee Letter or any other Transaction Document or otherwise pursuant to any Letter of Credit Application, the Borrower shall pay to the LC Bank for its own account any customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Bank relating to letters of credit as from time to time in effect. Such customary fees shall be due and payable upon demand and shall be nonrefundable.

SECTION 3.07. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the
Debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.
SECTION 5.06. Inability to Determine LMIR; Change in Legality.
(a)    ~~If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 5.04 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 5.04 have not arisen but the applicable supervisor or administrator (if any) of LMIR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which LMIR shall no longer be used for determining interest rates for loans (either such date, an “LMIR Termination Date”), or (b) a rate other than LMIR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (with the consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed) choose a replacement index for LMIR and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LMIR based interest rate in effect prior to its replacement.~~ Notwithstanding anything to the contrary herein or in any other Transaction Document, if the Administrative Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred with respect to LMIR, the Administrative Agent and the Borrower may amend this Agreement to replace LMIR with a Benchmark Replacement; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all Lenders, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Majority Lenders. Until the Benchmark Replacement with respect to LMIR is effective, each advance and renewal of a Loan bearing interest with reference to LMIR will continue to bear interest with reference to LMIR; provided however, during a Benchmark Unavailability Period (i) any Loan pending selection of an Interest Rate at inception or upon the expiration of the related Interest Period of a Loan that has not yet gone into effect shall be deemed to be a selection of or renewal of the Base Rate with respect to such Loan and (ii) all outstanding Loans bearing interest under LMIR shall automatically be converted to the Base Rate at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected Loan under LMIR).
(b)    ~~The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the determination of the Administrative Agent (with the consent of the Borrower, not to be~~

~~unreasonably withheld, conditioned or delayed), for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents (including, without limitation, Section 14.01), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to each Lender, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Majority Lenders stating that such Majority Lenders objects to such amendment.~~In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)    ~~Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from an LMIR-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from LMIR to the replacement index and (y) yield- or risk-based differences between LMIR and the replacement index.~~The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 5.06 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.06.
(d)    ~~Until an amendment reflecting a new replacement index in accordance with this Section 5.06 is effective, each Portion of Capital accruing Interest with reference to LMIR will continue to bear interest with reference to LMIR; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that an LMIR Termination Date has occurred, then following the LMIR Termination Date, each Portion of Capital that would otherwise accrue Interest with reference to LMIR shall automatically begin accruing Interest with reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.~~As used in this Section 5.06:
(e)    ~~Notwithstanding anything to the contrary contained herein, (i) if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for~~
 ~~purposes of this Agreement and (ii) the “LC Participation Fee” (as defined in the applicable Fee Letter) shall not be amended solely in connection with selecting any replacement index in accordance with this Section 5.06.~~
(i)    “Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LMIR for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
(ii)    “Benchmark Replacement Adjustment” means, with respect to any replacement of LMIR with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LMIR with the applicable Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of LMIR for U.S. dollar-denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from or LMIR to the Benchmark Replacement for such currency and (ii) yield- or risk-based differences between LMIR and the Benchmark Replacement.
(iii)    “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice in the United States (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
(iv)    “Benchmark Replacement Date” means the earlier to occur of the following events with respect to LMIR:
(A)    in the case of clause (A) or (B) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of LMIR permanently or indefinitely ceases to provide LMIR; or
(B)    in the case of clause (C) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
(v)    “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LMIR:
(A)    a public statement or publication of information by or on behalf of the administrator of LMIR announcing that such administrator has ceased or will cease to provide LMIR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LMIR;
(B)    a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of LMIR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LMIR, a resolution authority with jurisdiction over the administrator for LMIR or a court or an entity with similar insolvency or resolution authority over the administrator for LMIR, which states that the administrator of LMIR has ceased or will cease to provide LMIR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LMIR; or
(C)    a public statement or publication of information by the regulatory supervisor for the administrator of LMIR or a Governmental Authority having jurisdiction over the Administrative Agent announcing that LMIR is no longer representative.
(vi)    “Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LMIR and solely to the extent that LMIR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LMIR for all purposes hereunder in accordance with this Section 5.06 and (y) ending at the time that a Benchmark Replacement has replaced LMIR for all purposes hereunder pursuant to Section 5.06.
(vii)    “Early Opt-in Event” means a determination by the Administrative Agent that U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 5.06, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LMIR for loans in Dollars.
(viii)    “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 6.01 Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance reasonably acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02 Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)    in the case of a Loan, the Borrower shall have delivered to the Administrative Agent and each Lender a Loan Request for such Loan, and in the case of a Letter of Credit, the Borrower shall have delivered to the Administrative Agent, each Lender and the LC Bank, a Letter of Credit Application and an LC Request, in each case, in accordance with Section 2.02(a) or Section 3.02(a), as applicable;

(b)    the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages and Interim Reports required to be delivered hereunder;

(c)    the conditions precedent to such Credit Extension specified in Section 2.01(i) through (iii) and Section 3.01(a), as applicable, shall be satisfied;

(d)    on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

ARTICLE VIII

COVENANTS

SECTION 8.01    Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date:

(a)    Payment of Principal and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.

(b)    Existence. The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.

(c)    Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower (or the Servicer on its behalf) shall furnish to the Administrative Agent, the LC Bank and each Lender:

(i)    Annual Financial Statements of the Borrower. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Borrower, annual unaudited financial statements of the Borrower certified by a Financial Officer of the Borrower that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Borrower as of the date indicated and the results of its operations for the periods indicated.

(ii)    [Reserved]

(iii)    Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month; provided, that at any time upon ten (10) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Group Agent a report substantially in the form of Annex J-1 (each, a “Weekly Report”) no later than the second Business Day of each calendar week as of the most recently completed calendar week and, provided, further, that at any time ~~during an Elevated Leverage Period,~~ upon ~~fifteen (15) days~~ten (10) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Group Agent a report substantially in the form of Annex J-2 (each, a “Daily Report”) on each Business Day as of the date that is one Business Day prior to such date.

(iv)    [Reserved].

(v)    Other Information. Such other information (including non-financial information) as the Administrative Agent, the LC Bank or any Lender may from time to time reasonably request.

(vi)    ~~[Reserved].~~Annual Collateral Verification. Not later than May 30, 2020 and thereafter each year, at the time of delivery of compliance certificates pursuant to Section 8.02(a)(i), the Servicer shall deliver to the Administrative Agent an officer’s certificate (A) either confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 8.02(a)(iii) and/or identifying such changes, or (A) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in such certificate or pursuant to clause (A) above to the extent necessary to protect and perfect the security interests under the Transaction Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(vii)    Other Information. Such other information (including non-financial information) as the Administrative Agent, the LC Bank or any Lender may from time to time reasonably request.

(d)    Notices. The Servicer will notify the Administrative Agent, the LC Bank and each Lender in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)    Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii)Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.

(iv)Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection

Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)Name Changes. At least thirty (30) days before any change in any Originator’s, Sub-Originator’s or the Borrower’s name or any other change requiring the

(e)    any representation or warranty made or deemed made by the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and such failure, solely to the extent capable of cure, shall continue for ten (10) Business Days after the earlier of (x) a responsible officer of the Borrower, the Sub-Originator, such Originator, the Performance Guarantor or the Servicer, as applicable, has knowledge of such failure and (y) the date on which written notice of such failure shall have been given to the Borrower, the Sub-Originator, such Originator, the Performance Guarantor or the Servicer, as applicable;

(f)    the Borrower or the Servicer shall fail to deliver an Information Package or Interim Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(g)    this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Collateral, free and clear of any Adverse Claim;

(h)    the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, the Sub-Originator, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(i)    (i) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 2.0%, (B) the Delinquency Ratio shall exceed 3.0% or (C) the Dilution Ratio shall exceed 3.0%, (ii) the Delinquency Ratio shall exceed 5.0%, (iii) the Default Ratio shall exceed 2.5%; or (iv) the Days’ Sales Outstanding shall exceed 40 days; provided, that solely for purposes of this clause (f), [***] Receivables shall be excluded from each component of the calculations used to determine compliance with the tests relating to the Default Ratio, the Delinquency Ratio and Days’ Sales Outstanding set forth in this clause (f) unless and until the Administrative Agent delivers fifteen (15) days’ notice to the Servicer that [***] Receivables shall be included in such calculations; provided, however that within ten (10) days of receiving such notice from the Administrative Agent, the Servicer may deliver written notice to the Administrative Agent designating that an [***] Receivables Ineligibility Period shall begin on such date designated by the Administrative Agent pursuant to the preceding proviso and, during the continuation of such [***] Receivables Ineligibility Period, [***] Receivables shall continue to be excluded from the calculations described above; provided, further that solely for purposes of this clause (f), [***] Receivables shall be excluded from each component of the calculations used to determine compliance with the tests relating to the Default Ratio, the Delinquency Ratio and Days’ Sales Outstanding set forth in this clause (f) during the continuation of a [***] Receivables Ineligibility Period; provided, further that solely for purposes of this clause (f), [***] Receivables shall be excluded from each component of the calculations used to determine compliance with the tests relating to the Default Ratio, the Delinquency Ratio and Days’ Sales Outstanding set forth in this clause (f) during the continuation of a [***] Receivables Ineligibility Period.

(j)    a Change in Control shall occur;

(k)    a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days;

(l)    (i) the Borrower shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Sub-Originator, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest owing under the Revolving Credit Agreement, or on any of its Debt that is outstanding in a principal amount of at least the Threshold Amount in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph and shall continue after the applicable grace period (not to exceed 30 days), if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof or (v) the occurrence of any “Event of Default” under and as defined in the Revolving Credit Agreement;

(m)    the Performance Guarantor shall fail to perform any of its obligations under the Performance Guaranty and such failures remains unremedied for ten (10) Business Days after the earlier of (x) a responsible officer of the Performance Guarantor has knowledge of such failure

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CONSOL FUNDING LLC By: Name: Title:

CONSOL PENNSYLVANIA COAL COMPANY LLC, as the Servicer By: Name: Title:

EXHIBIT A
Form of [Loan Request] [LC Request]

[Letterhead of Borrower]

[Date]

[Administrative Agent]
Re:    [Loan Request] [LC Request]
Ladies and Gentlemen:
Reference is hereby made to that certain Receivables Financing Agreement, dated as of November 30, 2017 among CONSOL Funding LLC (the “Borrower”), Consol Pennsylvania Coal Company LLC, as Servicer (the “Servicer”), the Lenders party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as the LC Bank (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this [Loan Request] [LC Request] and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
[This letter constitutes a Loan Request pursuant to Section 2.02(a) of the Agreement. The Borrower hereby request a Loan in the amount of [$_______] to be made on [_____, 20__] (of which $[___] will be funded by PNC and $[___] will be funded by [___]. The proceeds of such Loan should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Loan, the Aggregate Capital will be [$_______].]
[This letter constitutes an LC Request pursuant to Section 3.02(a) of the Agreement. The Borrower hereby request that the LC Bank issue a Letter of Credit with a face amount of [$_______] on [_____, 20__]. After giving effect to such issuance, the LC Participation Amount will be [$_______].
The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Credit Extension, as follows:
(vi)the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(vii)no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;